Dollar Tree Appoints Gregory M. Bridgeford to Its Board of Directors

CHESAPEAKE, Va. - May 9, 2016 - Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores, announced today that Gregory M. Bridgeford has been appointed as a new independent director to the Company’s board.

Mr. Bridgeford, age 61, is a seasoned retail executive, recently retiring in 2014 after a successful 32-year career with Lowe’s Companies, Inc. At Lowe’s, Bridgeford was promoted to chief customer officer in 2012, after serving as executive vice president of business development since 2004. Bridgeford joined Lowe’s in 1982 and served in leadership roles of increasing responsibility, including vice president of corporate development, senior vice president of merchandising, senior vice president of marketing, and executive vice president of business development where he oversaw corporate research, strategic planning, business process improvement, international development, and real estate, engineering and construction.

Macon Brock, Chairman of the Board stated, “We are delighted to welcome Greg to our board of directors. Greg is a proven retail leader with a long track record of success. At Dollar Tree, our focus has always been on the customer. We are confident that Greg’s demonstrated success in merchandising, marketing and strategic planning roles will be valuable assets to our board as we continue to grow both our Dollar Tree and Family Dollar businesses.”

Mr. Bridgeford commented, “I am pleased to have the opportunity to join the Dollar Tree board. I have long-admired the Company’s disciplined approach to managing and growing its business while maintaining a fixed price-point at $1.00 per item. The recent acquisition of Family Dollar diversifies its business model and supports the Company’s efforts to serve more customers in more markets. I look forward to contributing to the Dollar Tree board in its continuing efforts to be the leader in the value retail sector.”

About Dollar Tree, Inc.

Dollar Tree, a Fortune 500 Company, now operates more than 13,800 stores across 48 states and five Canadian provinces. Stores operate under the brands of Dollar Tree, Dollar Tree Canada, Deals and Family Dollar. To learn more about the Company, visit www.DollarTree.com.

CONTACT:     Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations www.DollarTree.com